Mail Stop 4561

      July 28, 2005

Ms. Tonya Tarrant
Vice President of Finance and Chief Financial Officer
Hollywood Casino Shreveport
5601 Bridge St., Suite 300
Fort Worth, TX  76112-2355

      Re:	Hollywood Casino Shreveport
		Form 10-K for the year ended December 31, 2004
		Filed March 30, 2005
		File No. 333-88679

      Shreveport Capital Corporation
		Form 10-K for the year ended December 31, 2004
		Filed March 30, 2005
		File No. 333-88679-01


Dear Ms. Tarrant:

      We have completed our review of the forms listed above and related filings and have no further comments at this time.



								Sincerely,



Steven Jacobs
      Accounting Branch Chief